                                                 [LINCOLN FINANCIAL GROUP LOGO]

JOHN L. REIZIAN
VICE PRESIDENT AND ASSOCIATE GENERAL COUNSEL
THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
350 CHURCH STREET
HARTFORD, CT 06103-1106
TELEPHONE: (860) 466-1539
FACSIMILE:  (860) 466-2550
John L. Reizian@LFG.com

April 25, 2012

U. S. Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C. 20549-0506

Re: Lincoln Life Flexible Premium Variable Life Account JF-A ("Account") The Lincoln National Life Insurance Company
      Post-Effective Amendment No. 7, Form N-6, Rule 485(b)
      File No.: 333-144272; 811-4160; CIK No. 000757552

Dear Sir or Madam:

As Vice President and Associate General Counsel of The Lincoln National Life Insurance Company ("Company"), I am familiar with the actions of the Board of Directors of the Company establishing the Account and its method of operation and authorizing the filing of a Registration Statement under the Securities Act of 1933 (and amendments thereto) for the securities to be issued by the Account and the Investment Company Act of 1940 for the Account itself.

In the course of preparing this opinion, I have reviewed the Certificate of Incorporation and the By-Laws of the Company, the Board actions with respect to the Account, and such other matters as I deemed necessary or appropriate. Based on such review, I am of the opinion that the variable life insurance policies (and interests therein) which are the subject of the Registration Statement under the Securities Act of 1933, as amended, for the Account will, when issued, be legally issued and will represent binding obligations of the Company, the depositor for the Account.

I further consent to the use of this opinion as an Exhibit to said Post-Effective Amendment No. 7 to the Registration Statement and to the reference to me under the heading "Experts" in said Registration Statement, as amended.

Sincerely,

/s/ John L. Reizian

John L. Reizian
Vice President and Associate General Counsel